PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made by and between MIDWAY NIMITZ, LLC, a Georgia limited liability company (“Purchaser”) and GORDON JENSEN HEALTH CARE ASSOCIATION, INC., a Michigan non-profit corporation (“Seller”), as of April 5, 2018 (the “Effective Date”).

R E C I T A L S

A. Purchaser desires to purchase from Seller certain real property described on Exhibit “A” attached hereto and incorporated by reference (the “Real Property”), buildings, improvements, furniture, fixtures and equipment comprising that certain skilled nursing facility located at 652 Coastal Highway 17 North, Midway, Georgia 31320 consisting of 169 licensed beds and commonly known as “Woodlands Health & Rehab Center” (the “Facility”). The Real Property, Facility, any other improvements located on the Real Property, together with all appurtenances relating thereto, and the personal property owned by Seller and located on the Real Property, are collectively referred to herein as the “Property.”

B. Seller leases the Property to Chattahoochee Nursing, LLC, a Georgia limited liability company (“Chattahoochee”) pursuant to that certain Lease Agreement dated as of December 3, 2004, as amended (as amended, the “Lease”).

C. Chattahoochee subleases the Property to Woodlands Healthcare & Rehab, LLC, a Georgia limited liability company (“Operator”) pursuant to that certain Sublease Agreement dated as of November 1, 2011, as amended (as amended, the “Sublease”)

D. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, in accordance with the terms and conditions contained in this Agreement.

A G R E E M E N T

NOW, THEREFORE, for and in consideration of the covenants, agreements and promises herein contained, and in consideration of the payment of the purchase price as stated below, and for other good and valuable consideration, the parties do hereby covenant and agree as follows:

Agreement to Buy and Sell. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

Purchase Price; Terms. The purchase price for the Property (the “Purchase Price”) shall be FIVE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS. ($5,700,000.00) The Purchase Price shall be paid by Purchaser to Seller in immediately available funds at the Closing.

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Deposit.

Within three (3) days after the Effective Date, Purchaser shall deliver to First American Title Insurance Company (the “Escrow Agent”), as escrow agent, the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Initial Deposit”), which shall be held in escrow by the Escrow Agent in accordance with the terms of this Agreement. The Initial Deposit, together with any Additional Deposit (as hereinafter defined) and the Due Diligence Extension Deposit, if any (as hereinafter defined) shall constitute the “Deposit”, which shall be held in escrow by the Escrow Agent in accordance with the terms of this Agreement. The Deposit shall be deposited by the Escrow Agent in non-interest bearing deposit account.

If Purchaser does not terminate this Agreement prior to the end of the Due Diligence Period, within three (3) days thereafter, Purchaser shall deposit the additional sum of Fifty Thousand and 00/100 Dollars ($50,000.00) by wire transfer to the Escrow Agent (the “Additional Deposit”).

The parties hereto expressly agree that if the parties give the Escrow Agent contradictory instructions, the Escrow Agent shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and the Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held pursuant to this Agreement. If such action is filed, the parties agree to pay the Escrow Agent’s cancellation charges and costs, expenses and reasonable attorneys’ fees which the Escrow Agent is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, the Escrow Agent shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of this Agreement or any other instructions given to the Escrow Agent hereunder.

1. Termination of Agreement.

(a) Termination Prior to the End of Due Diligence Period. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence Period (as hereinafter defined) by giving written notice thereof to Seller, in which event the Escrow Agent shall disburse the Initial Deposit to Purchaser and neither party shall have any further rights or obligations hereunder.

(b) Termination After the End of Due Diligence Period or Failure to Close On or Before the Closing Date. If (i) Purchaser terminates this Agreement after the expiration of the Due Diligence Period or (ii) Purchaser fails to close the transaction contemplated hereunder on or prior to the Closing Date except (A) in the event of a material breach of this Agreement by Seller which is not cured within ten (10) days after receipt of written notice from Purchaser (in which case the Deposit shall be returned to Purchaser), (B) in the event a casualty or condemnation occurs with respect to the Facility (in which case Articles 12 and 13 shall govern the rights and obligations of the parties) or (C) in the event the Monitor (as defined in Section 27 below) does not approve the consummation of the transaction contemplated hereunder (in which case, the Deposit shall be returned to Purchaser), the Deposit shall be disbursed to Seller as liquidated damages as Seller’s sole remedy, and neither party shall have any further rights or obligations hereunder.

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2. Due Diligence Period.

(a) For purposes hereof, the “Due Diligence Period” shall mean the period beginning on the Effective Date and expiring at 5:00 p.m. eastern time on the sixtieth (60th) day after the Effective Date, unless extended pursuant to the following sentence. Notwithstanding the preceding sentence, Purchaser shall have the one-time right to extend the initial 60-day Due Diligence Period for an additional thirty (30) days upon (i) written notice to Seller prior to the expiration of the initial 60-day Due Diligence Period and (ii) Purchaser’s deposit within three (3) days after the end of the initial 60-day Due Diligence Period of the additional sum of Ten Thousand and 00/100 Dollars ($10,000.00) by wire transfer to the Escrow Agent (the “Due Diligence Extension Deposit”).

(b) Within five (5) business days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser: (i) any existing title policies for the Property; (ii) copies of the property tax billings associated with the Property for the last two (2) years; (iii) any surveys or plats, including any ALTA survey of the Property, currently in Seller’s possession or control; (iv) any property or building condition reports in Seller’s possession or control with respect to the Property; (v) any soil, engineering or environmental reports in Seller’s possession or control with respect to the Property and (vi) copies of the Lease, Sublease and any other contract or agreement with third parties that are material to the operation of the Facility (collectively, the “Due Diligence Materials”).

(c) Purchaser shall have the right to obtain a new or updated title commitment and/or survey for the Property and Purchaser shall provide copies of any such updates to Seller within five (5) business days after its receipt thereof. At least five (5) business days prior to the end of the Due Diligence Period, Purchaser shall give Seller notice of any title exceptions or other matters set forth in Seller’s title policies or surveys or any updates thereof as to which Purchaser objects in its sole and absolute discretion. Seller shall have the right, but not the obligation, to remove, satisfy, cause the Title Company to insure over or otherwise cure any such exception or other matter as to which Purchaser so objects except that Seller shall be obligated to pay any mortgages, liens or delinquent taxes at or prior to Closing. If Seller is unable or unwilling to take such actions as may be required to cure such objections, Seller shall give Purchaser notice thereof, it being understood and agreed that the failure of Seller to give such notice within three (3) business days after its receipt of Purchaser’s notice of objection shall be deemed an election by Seller not to remedy such matters. If Seller shall be unable or unwilling to remove any title defects to which Purchaser has so objected, Purchaser shall elect either (i) to terminate this Agreement (in whole but not in part) and shall receive a full refund of the Deposit plus any accrued interest, or (ii) to proceed to the Closing notwithstanding such title defect without any abatement or reduction in the Purchase Price on account thereof. Those title or survey matters to which Purchaser does not object to hereunder, or to which Purchaser objects and Seller elects (or is deemed to have elected) not to cure and Purchaser nonetheless elects to proceed to Closing, shall be referred to herein collectively as the “Permitted Exceptions.” Purchaser shall make any such election by written notice to Seller given on or prior to the end of the Due Diligence Period; provided, however, if Seller commences to cure a title defect and then elects not to complete such cure, Purchaser shall have the right to terminate this Agreement by written notice to Seller within three (3) business days after Seller notifies Purchaser thereof. The failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed to Closing. If Purchaser terminates this Agreement in accordance with this Section 2(c), the Title Company shall return the Deposit, together with accrued interest, to Purchaser and neither party shall have any further rights or obligations hereunder, except those obligations that specifically survive the termination hereof.

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(d) At any time between the Effective Date and the end of the Due Diligence Period, subject to the rights of Operator and upon twenty-four (24) hours prior written notice to Seller, Purchaser and its agents, employees and contractors shall have the right to enter the Property during reasonable business hours, at times acceptable to Operator, and, while thereon, make surveys, investigations and appraisals, take measurements, make structural, mechanical, architectural, zoning, land use, market and engineering studies, and make any other inspections and studies of the Property deemed appropriate by Purchaser, all at Purchaser’s expense; provided, however Purchaser shall not (i) take any samples of materials of any kind from the Property, or (ii) perform any physically invasive procedure at the Property (such as a Phase II environmental audit) without, in each case, the prior consent of Seller, which consent will not be unreasonably withheld. Purchaser will cooperate with Seller to conduct the investigations, analyses, surveys, and reviews contemplated in this Section 2(d) in such a manner as to cause as little disruption to the business conducted at the Property as possible.

(e) Seller hereby agrees to use commercially reasonable efforts to cause Operator to cooperate with Purchaser in connection with its investigation of the Property pursuant to Section 2(d) above; provided, however, the foregoing shall not be deemed to require Seller to expend any money, incur any expense or institute any judicial or other proceeding in connection therewith. Additionally, Purchaser may contact Operator and its representatives in connection with its due diligence review of the Property; provided, however, Purchaser may only interview or otherwise communicate (in person, by phone or otherwise) with Operator and/or its employees or representatives with the participation of a representative of Seller, unless Seller specifically consents to the contrary in writing. Seller hereby agrees to be reasonably available for such purpose during regular business hours on business days, but only upon reasonable advance notice from Purchaser. Purchaser agrees that in connection with its investigation of the Property or contact with Operator or its employees or representatives, Purchaser shall not unreasonably disrupt or interfere with the operations at the Facility or Seller’s business relationship with Operator. Upon Seller’s reasonable determination that Purchaser has violated the preceding sentence, Seller shall have the right, exercisable in its sole and absolute discretion, to limit, restrict or prohibit any further communication between Purchaser and Operator.

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(f) If Purchaser exercises its rights under Section 2(d) above, it shall keep the Property free and clear of any liens or claims resulting therefrom, and Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect and hold harmless Seller and Operator from and against any and all liability, loss, cost, damage or expense (including, without limitation, attorneys’ fees and costs) that Seller may sustain or incur by reason of or in connection with any tests made by Purchaser or Purchaser’s agent or contractors relating to or in connection with the Property or entries by Purchaser or its agents or contractors onto the Property. Purchaser shall restore any portion of the Property damaged by such exercise to substantially the same condition immediately before such exercise. The rights and obligations of the parties under this subsection shall survive Closing or any earlier termination of this Agreement. Purchaser shall use care and consideration in connection with all of its inspections.

(g) If this Agreement terminates for any reason, Purchaser shall (i) deliver to Seller a copy of any tests, audits, surveys, reports, studies and the results of any and all investigations and inspections performed for Purchaser by third parties, all without representation or warranty by the Purchaser as to content, which are requested in writing by Seller within ten (10) days of such request (excluding any proprietary materials and materials subject to the attorney-client and/or work product privilege); and (ii) return to Seller or certify the destruction of any and all Due Diligence Materials given to Purchaser by or on behalf of Seller within ten (10) days of the termination of this Agreement. The foregoing covenants of Purchaser shall survive any such termination of this Agreement.

(h) From and after the Effective Date, Purchaser shall use commercially reasonable good faith efforts to obtain a loan commitment letter from a lender reasonably satisfactory to Purchaser setting forth such lender’s terms for the financing of Purchaser’s acquisition of the Facility (the “Loan Commitment”). If Purchaser fails to provide the Loan Commitment on or before sixty (60) days after the Effective Date, Seller may terminate this Agreement upon written notice to Purchaser in which case, the Deposit shall be returned to Purchaser.

3. License and Operations.

As of the Effective Date, the Property is operated by Operator which holds the license to operate the Facility under the Sublease Purchaser acknowledges and agrees that at or prior to Closing, Purchaser will terminate the Lease and Sublease and enter into a new direct lease with Operator to operate the Facility under the existing license held by Operator with an effective date as of the Closing Date.

4. Conveyance of Title; Closing Deliveries.

(a) At the Closing, Seller shall convey (i) title to the Real Property, together with any buildings or other improvements located thereon by limited warranty deed (the “Deed”), subject to the Permitted Exceptions, (ii) all of Seller’s right, title and interest in and to the tangible assets and personal property included in the Property by bill of sale (the “Bill of Sale”). Seller covenants and agrees not to cause or permit any other defects in or encumbrances or limitations upon Seller’s title to the Real Property to arise from and after the end of the Due Diligence Period without the prior consent of Purchaser; provided, however, the foregoing shall not apply to statutory liens for real estate taxes, assessments or similar matters arising in the ordinary course and that are not then yet due and payable.

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(b) Prior to the Closing, Seller shall deliver to the Escrow Agent in escrow:

(i) a duly executed and acknowledged original of the Deed;

(ii) a duly executed original of the Bill of Sale;

(iii) a duly executed affidavit of non-foreign status;

(iv) a duly executed counterpart to a closing statement prepared by the Escrow Agent and approved by Seller and Purchaser, which shall conform to the proration and other relevant provisions of this Agreement (the “Closing Statement”);

(v) such documents reasonably required by the Escrow Agent to establish the authority of Seller to enter into and close the transactions contemplated hereby, and such documents required to satisfy Seller’s obligations with respect to those title or survey matters to which Seller has agreed to take a curative action pursuant to Section 5(c);

(vi) a duly executed owner’s affidavit in form and substance approved by Purchaser’s title insurance company and lender;

(vii) A Certificate from Seller under Georgia Rules and Regulations 560-7-8.35 certifying that no withholding is required; and

(viii) any other documents or approvals required to comply with applicable federal, state or local laws, rules, regulations, settlements or court orders, including but not limited to, any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

(c) Prior to or concurrently with the Closing, Purchaser shall deliver to the Escrow Agent in escrow:

(i) immediately available funds in the amount of the Purchase Price, plus any other sums required for costs to be paid by Purchaser pursuant to the terms of this Agreement, less any credits against the Purchase Price provided for herein, including, without limitation, the Deposit;

(ii) a duly executed counterpart to the Closing Statement;

(iii) such documents reasonably required by the Escrow Agent to establish the authority of Purchaser to enter into and close the transactions contemplated hereby;

(iv) any documents required to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

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(d) The parties shall also deliver at the Closing any other documents reasonably requested by the other party or Purchaser’s title insurance company or lender to complete and evidence the acquisition of the Property contemplated hereby.

5. Closing. The purchase and sale of the Property shall be consummated within one hundred twenty (120) days after the Effective Date of this Agreement (the “Closing Date”) by the release of the documents and funds held in escrow by the Escrow Agent.

6. Allocation of Costs and Expenses.

(a) Seller shall pay (i) any deed or transfer taxes applicable to the Deed or Bill of Sale, (ii) fifty percent (50%) of all escrow fees, charges and expenses of the Escrow Agent and the fees for recording the Deed, and (iii) the fees and expenses of Seller’s attorneys, accountants and professional advisors.

(b) Purchaser shall pay (i) the premium for Purchaser’s owner’s and lender’s title policies and any endorsements thereto, survey and all third party reports (ii) fifty percent (50%) of all escrow fees, charges and expenses of the Escrow Agent and the fees for recording any loan documents including, without limitation, intangibles taxes, (iii) all third party reports including surveys, appraisals and property condition reports, and (iv) the fees and expenses of Purchaser’s attorneys, accountants and professional advisors.

(c) Any other costs pertaining to this transaction not otherwise expressly allocated among Purchaser and Seller under this Agreement shall be apportioned in the manner customary in Atlanta, Georgia.

7. Taxes. Operator is responsible for payment of all real property taxes, personal property, provider taxes (bed taxes) and other taxes relating to the Real Property and/or the operation of the Facility arising from and after the effective date of the Sublease (collectively, the “Taxes”). The Taxes shall not be prorated at Closing and Operator shall remain solely responsible for the payment of all Taxes.

8. Broker. Marcus & Millichap have represented the Seller in this transaction. At the Closing, Seller shall pay all commissions due Marcus & Millichap (“Seller’s Broker”) in connection with this transaction under a separate agreement between them. Except for any commission that may be payable to Seller’s Broker as set forth above, Seller and Purchaser hereby represent to the other that neither has discussed this Agreement or the subject matter thereof with any broker or salesman so as to create any legal right in any such broker or salesman to claim a commission or similar fee with respect to the purchase or sale of the Property contemplated by this Agreement. Purchaser and Seller hereby indemnify each other against and agree to defend and hold harmless the other from any and all claims for any commission or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor and relating to the purchase and sale of the Property contemplated by this Agreement. The representations and indemnity obligations in this Section 10 shall survive the Closing.

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9. Risk of Condemnation Pending the Closing. If, prior to the Closing, any material part of the Facility is taken by eminent domain (or becomes the subject of a pending taking or threatened taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof and Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing shall be extended until the first (1st) day of a calendar month after the expiration of such ten (10)-day period). If Purchaser elects to terminate this Agreement as aforesaid, the Deposit (together with all accrued interest) shall be returned to Purchaser, whereupon, this Agreement shall terminate and be of no further force or effect and no party shall have any rights or obligations hereunder, except those that specifically survive the termination hereof. If less than a material part of the Facility shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to all awards with respect to the Property, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Facility or portion thereof. As used herein, the term “any material part of the Facility is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated)” shall mean any taking that would: (a) materially and adversely affect Purchaser’s ability after said taking to operate the Facility in compliance with the licenses applicable to the Facility with the same number of licensed beds at the Facility as are existing as of the Effective Date, (b) eliminate, after said taking, the primary means of egress and ingress to and from the Property to a public highway, or (c) result in the taking of in excess of ten percent (10%) of the square footage of the Facility or twenty percent (20%) of the Real Property.

10. Risk of Casualty Pending the Closing. If, prior to the Closing, all or any material part of the Facility is destroyed or materially damaged by fire or other casualty, Seller shall promptly notify Purchaser of such fact. In such event, Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after receiving Seller’s notice (and, if necessary, the Closing shall be extended until the first (1st) day of a calendar month after the expiration of such ten (10)-day period). If Purchaser elects to terminate this Agreement as aforesaid, the Deposit (together with all accrued interest) shall be returned to Purchaser, whereupon, this Agreement shall terminate and be of no further force or effect and no party shall have any rights or obligations hereunder, except those that specifically survive the termination hereof. If less than a material part of the Facility shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to the proceeds, if any, under Seller’s insurance policies covering the Facility with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any applicable deductible not then paid by Seller. As used herein, the term “all or any material part of the Facility is destroyed or materially damaged by fire or other casualty” shall mean that the cost to repair the Facility following such destruction or damage is reasonably estimated by Seller’s insurance consultant to exceed $250,000.

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11. Notice.

(a) Any notice, election or other communication required or permitted hereunder shall be delivered by hand (or nationally-recognized courier service) to the following named persons or by certified United States mail, return receipt requested, postage and charges prepaid, to the following addresses:

to Purchaser:	Midway Nimitz, LLC
6800 N. 79th Street, Suite 200
Niwot, CO 80503
Attn: Clifford Neuman

to Seller:	Gordon Jensen Health Care Association, Inc.
3138 Verdun Drive N.W.
Atlanta, Georgia 30305
Attention: William R. Hill, Sr.

with a copy to:	Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 1800
Atlanta, Georgia 30339
Attn: Gregory P. Youra, Esq.

(b) Any notice, election or other communication delivered or mailed as aforesaid shall be effective upon delivery.

(c) Each party hereto may change its address and addressee for notice, elections and other communications from time to time by notifying the other parties hereto of the new address and addressee in the manner provided for giving notice herein.

12. Representations and Warranties.

(a) As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants as follows (all of which shall expressly survive Closing for one (1) year, but no longer):

(i) Seller is a non-profit corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan and duly qualified to transact business in the State of Georgia.

(ii). This Agreement and all the documents to be executed and delivered by Seller to Purchaser or the Title Company pursuant to the terms of this Agreement (A) will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Seller; (B) are or will be legal and binding obligations of Seller as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (D) do not, and will not at the Closing, violate any provision of any agreement to which Seller is a party, any of Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on Seller.

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(iii) To Seller’s knowledge, there are no pending investigations, actions or proceedings which question the validity of this Agreement or any action taken or to be taken pursuant hereto. Except for the cases described in Section 24 and on Schedule 25.1.3, within the last twelve (12) months, Seller has not received any written notice regarding any pending or threatened litigation or administrative proceedings with respect to the Property which could reasonably be expected to materially adversely affect the Facility or Seller’s right to enter into this Agreement or to consummate the transactions contemplated hereunder.

(iv) Within the last twelve (12) months, Seller has not received any written notice from any governmental authority claiming that the Property is in material violation of any applicable law, code, rule, regulation, ordinance, license or permit.

(v) To Seller’s knowledge, Seller has not unlawfully used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from the Property any flammable explosives, radioactive materials, hazardous or toxic substances, materials or wastes, pollutants or contaminants defined, listed or regulated by any applicable local, state or federal environmental laws in material violation of any such environmental laws where such violation could reasonably be expected to have an material adverse effect on the Facility.

(vi) Any Due Diligence Material provided by Seller or Seller’s agents or brokers to Purchaser are materials used by Seller in its everyday course of business and, to its knowledge, are true, accurate and complete in all material respects.

As used in this Agreement, the term “to Seller’s knowledge” or any similar phrase, shall mean the actual, current knowledge, without any duty of investigation, of William R. Hill, Sr., in his capacity as president of Seller.

(b) As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows (all of which shall expressly survive Closing for one (1) year, but no longer):

(i) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia and is authorized to transact business in the State of Georgia.

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(ii) This Agreement and all the documents to be executed and delivered by Purchaser to Seller or the Title Company pursuant to the terms of this Agreement (A) will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Purchaser; (B) are or will be legal and binding obligations of Purchaser as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (D) do not, and will not at the Closing, violate any provision of any agreement to which Purchaser is a party, any of Purchaser’s organizational documents or any existing obligation of or restriction on Purchaser under any order, judgment or decree of any state or federal court or governmental authority binding on Purchaser.

13. RELEASE; AS-IS/WHERE-IS.

(a) PURCHASER, ON BEHALF OF ITSELF AND ITS EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, ATTORNEYS AND OTHER REPRESENTATIVES, AND EACH OF THEM, HEREBY RELEASES SELLER AND OPERATOR FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER, WHETHER ALLEGED UNDER ANY STATUTE, COMMON LAW OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY. The foregoing shall not be deemed to release Seller from any covenants or obligations under this Agreement or any rights which Purchaser may have against Seller under the terms of this Agreement.

(b) Except for the representations of Seller set forth in Section 12(a) and those warranties of title to be included in the Deed and Bill of Sale, Seller is not making any representations or warranties with respect to the Property, and the Property is being sold “AS-IS, WHERE-IS WITH NO REPRESENTATIONS OR WARRANTIES EXPRESSED OR IMPLIED AND WITH ALL FAULTS” in accordance with the provisions of this Section 13, it being understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Property is being sold by Seller and purchased by Purchaser to the foregoing. Purchaser has or shall perform its own due diligence in determining whether to purchase the Property and Purchaser is not relying on any representations or warranties of Seller in determining whether to purchase the Property. Except for those warranties of title to be included in the Deed, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to: (a) the value of the Property; (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including any development of the Property; (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair of the Property; (f) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (g) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (h) the manner, condition or quality of the construction or materials incorporated into the Property; (i) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements; (j) the presence or absence of hazardous materials at, on, under or adjacent to the Property; (k) the conformity of the improvements to any plans or specifications for the Property; (l) the conformity of the Property to past, current or future applicable zoning or building requirements; (m) adequacy or deficiency of any drainage; (n) the existence of vested land use, zoning or building entitlements affecting the Property; or (o) with respect to any other matter concerning the Property, including any and all such matters referenced, discussed or disclosed in any documents delivered by Seller to Purchaser, in any public records of any governmental agency or entity or utility company.

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14. Time of Essence. Time is of the essence as to all dates and times of performance pursuant to this Agreement. Notwithstanding the foregoing, in the event the date for the performance of an action or the giving of a notice falls on a Saturday, Sunday or holiday, then the date for the performance of such action or giving of such notice shall be automatically extended to the next succeeding business day.

15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended except by written instrument executed by all the parties hereto.

16. Headings; Defined Terms; Interpretation. The paragraph and section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof. As used herein, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in Atlanta, Georgia, are authorized by law or other governmental action to close. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language.

17. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

18. Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

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19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and assigns, if any. It is specifically agreed that Purchaser may assign its rights under this Agreement to an affiliated entity without the consent of Seller.

20. [INTENTIONALLY OMITTED]

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

22. Confidentiality. Purchaser agrees that, (a) except as otherwise required by valid law and (b) except to the extent reasonably necessary to deliver such documents or information to Purchaser’s employees, agents, attorneys and/or consultants in connection with Purchaser’s evaluation of this transaction, Purchaser shall use all diligent efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Materials and all information regarding Purchaser’s acquisition of the Property strictly confidential. The provisions of this Section 24 shall survive any termination of this Agreement but shall not survive the Closing.

23. Submission Not An Offer. Submission of this Agreement to Purchaser does not constitute an option or offer to sell the Property and this Agreement shall not be effective unless and until execution and delivery occurs by both Purchaser and Seller.

24. Approval by Monitor. The Monitor (as defined below) shall have approved this Agreement and the consummation of the transaction contemplated by this Agreement. For purposes hereof, the term “Monitor” shall mean the monitor appointed pursuant to that certain Order Appointing Monitor on Consent in the case styled Securities and Exchange Commission v Christopher Freeman Brogdon, defendant and Connie Brogdon et al., relief defendants filed in the United States District Court District of New Jersey (15 CIV. 8173) (the “Court”).

25. Closing Contingencies. The Closing and Purchaser’s obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Purchaser’s benefit (or Purchaser’s waiver thereof, it being agreed that Purchaser may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

25.1.1 All of Seller’s representations and warranties contained herein shall be true and correct in all material respects (except with respect to any representation or warranty qualified by “materiality” or “material adverse effect”, such representation and warranty shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date;

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25.1.2 As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made at Closing by Seller shall have been tendered as required hereunder;

25.1.3 Except for the matter delineated in Section 24 above and the case described on Schedule 25.1.3 hereto, there shall exist no actions, suits, arbitrations, claims, attachments, proceedings, general assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or the Property that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement;

25.1.4 Seller has cured and/or eliminated any defaults hereunder within the applicable cure period;

25.1.5 Purchaser’s title insurance company is irrevocably committed to issue the owner’s and lender’s title insurance policies delineated herein;

25.1.6 Seller shall have received all approvals or consents necessary from the Monitor as delineated in Section 24 above for the sale and closing of this transaction with true and correct copies of such approval having been delivered to the Purchaser;

25.1.7 The Lease and Sublease shall be terminated effective as of the Closing Date.

25.1.8 The Purchaser shall have obtained a Loan Commitment on terms acceptable to Purchaser.

25.1.9 The Lease and Sublease shall have been terminated and a new lease executed with Operator, in each instance on terms acceptable to Purchaser.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

MIDWAY NIMITZ, LLC
a Georgia limited liability company

By:	/s/ Zvi Rhine
Name:	Zvi Rhine
Title:	Manager

SELLER:

GORDON JENSEN HEALTH CARE
ASSOCIATION, INC.,
a Michigan non-profit corporation

By:	/s/ William R. Hill, Sr.
Name:	William R. Hill, Sr.
Title:	President

[Signatures continue on next page]

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CONSENT OF ESCROW

The undersigned agrees to (a) accept this Agreement; (b) be escrow holder under this Agreement; and (c) be bound by this Agreement in the performance of its duties as the Escrow Agent and escrow holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned.

ESCROW AGENT:

[ ]

By:
Name:
Title:

[ ]

Attn:

Dated: _________________, 2018

Escrow No. ____________________

S-2

EXHIBIT A

Legal Description

Exhibit A

SCHEDULE 25.1.3

In Re Christopher F. Brogdon and Connie B. Brogdon filed in the U.S. Bankruptcy Court, Northern District of Georgia, Atlanta Division (Case No. 17-66172-pwb).

SC 25.1.3